FREE WRITING PROSPECTUS Dated December 4, 2019	Filed Pursuant to Rule 433 Registration No. 333-228265 Registration No. 333-228265-03

$942.1mm ALLY Auto Receivables Trust 2019-4

Jt-Leads: BofA (str), Citi, DB, JPM, Lloyds

Co-Mgrs : Barc, Scotia

	TOTAL	OFFERED	EXP	LEGAL
CL	SZ($MM)	SZ($MM)	WAL	MDY/S&P	FINAL	FINAL	BENCH	SPRD	YLD	CPN	$PRICE
A-1	252.000	239.400	0.25	P-1/A-1+	6/20	12/15/20	ILIB	- 4		1.84713	100
A-2	330.000	313.500	0.97	Aaa/AAA	6/21	10/17/22	EDSF	+ 24	1.947	1.93	99.99121
A-3	336.000	319.200	2.24	Aaa/AAA	2/23	6/17/24	IntS	+ 27	1.855	1.84	99.98278
A-4	73.690	70.000	3.42	Aaa/AAA	6/23	1/15/25	IntS	+ 37	1.928	1.92	99.99899
B	22.060	*** RETAINED ***
C	18.380	*** RETAINED ***
D	13.660	*** RETAINED ***

BILL & DELIVER : BofAML	BBG TICKER : ALLYA 2019-4
EXPECTED RATINGS : Moody’s/S&P	REGISTRATION : PUBLIC
EXPECTED PRICING : 12/04/19	FIRST PAY DATE: 01/15/20
EXPECTED SETTLE : 12/11/19	PXG SPEED : 1.3% ABS to 10% CALL
ERISA ELIGIBLE : YES	DENOMS : $1k/$1k
www.Dealroadshow.com ALLYA20194	INTEXNET : basallya194 6BA2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. BofA Securities, Inc and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.